ROSS MILLER
Secretary of State                     FILED
206 North Carson Street
Carson City, Nevada 80701-4299
(775) 684-5708
Website:  secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209


             Certificate of Change filed Pursuant to NRS 78.209
                      For Nevada Profit Corporations

1.  Name of Corporation:   Merge II, Incorporated
2.  The board of directors have adopted a resolution pursuant to NRS
78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
     25,000,000 Authorized Shares   Par value .0001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
     100,000,000 Authorized Shares   Par value .0001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
        N/A

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
       N/A

7.  Effective date of filing: (optional)

8.  Signature: (required)


/s/Dennis Carrasquillo
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Dennis Carrasquillo